Exhibit 99.1

AMENDMENT TO
RETENTION AGREEMENT

THIS INSTRUMENT by and between Entergy Corporation, a Delaware corporation (“Company”) and Leo P. Denault (“Executive”), effective as of the last date that it is signed below by both parties hereto (“Effective Date”), hereby constitutes an amendment to the Retention Agreement by and between Company and Executive and effective on August 3, 2006 (“Agreement”). Except as otherwise provided herein, the Agreement and any prior amendments thereto shall remain in full force and effect in accordance with their original terms and conditions.

WHEREAS, Company and Executive now desire to amend the Agreement and on May 6, 2021, the Personnel Committee of the Board of Directors of Company authorized the undersigned Company Officer to execute this amendment to the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Executive hereby agree as follows:

1.    Section 3.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Termination of Employment Without a Termination Event and Not Because of Death or Disability Before Attaining Age 65. If, on or after his attainment of age 55 and prior to his attainment of age 65, Executive’s employment with the System should terminate for any reason other than on account of a Termination Event, death or disability, Executive shall be entitled to Executive’s Accrued Obligations, Normal Post-Termination Compensation and Benefits and SERP Credited Service (which shall not require permission), (but not SERP Permission to Retire, which permission shall be at the discretion of Executive’s employer, in accordance with the terms and conditions of the SERP).

2.    The following shall be added as a new Section 3.3(c) of the Agreement:

(c) Termination of Employment Without a Termination Event and Not Because of Death or Disability Upon or After Attaining Age 65. If, on or after his attainment of age 65, Executive’s employment with the System should terminate for any reason other than on account of a Termination Event, death or disability, Executive shall be entitled to Executive’s Accrued Obligations, Normal Post-Termination Compensation and Benefits, SERP Credited Service and SERP Permission to Retire, which permission shall be granted in accordance with the terms and conditions of the SERP. For avoidance of doubt, and solely in further clarification, the final sentence of paragraph 7 of Executive’s SERP Participant Application does not require Executive to continue employment past age 65 to receive any benefit to which he is otherwise entitled under this Section 3.3(c).

3.     Executive acknowledges that, pursuant to Section 5 of the Agreement, to the extent the Company funds the Trust for Deferred Payments of Entergy Corporation and Subsidiaries or any other trust established by the Company with all or a portion of the amounts that would be due Executive under this Agreement upon a Termination Event, then, as applicable, such trust deposits (and any earnings thereon) shall apply towards any funding obligations in the event of a change in control under any nonqualified plan or arrangement in which Executive participates.

4.    This amendment to the Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

5.    An electronic signature of this amendment to the Agreement shall have the same validity and effect as a signature affixed by hand.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement effective as of the Effective Date.

ENTERGY CORPORATION	EXECUTIVE
Through its Duly Authorized Officer

By: /s/ Kathryn Collins	By: /s/ Leo P. Denault
Kathryn Collins	Leo P. Denault
Senior Vice President, HR and Chief Human Resources Officer	Chairman of the Board and Chief Executive Officer, Entergy Corporation

Date Executed: May 7 2021	Date Executed: May 7 2021